Exhibit 99.1

Contact: Brian P. Crescenzo

302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

ANNOUNCES FISCAL 2003 SECOND QUARTER RESULTS

NEW CASTLE, DE, April 28, 2003 – Applied Extrusion Technologies, Inc. (NASDAQ NMS – AETC) today announced financial results for its second fiscal quarter ended March 31, 2003.

SECOND QUARTER 2003 RESULTS

Sales for the second quarter of fiscal 2003 of $62,850,000 were $713,000, or 1.1 percent, lower than the comparable quarter in fiscal 2002. A 5.7 percent decline in volume was partially offset by a 4.8 percent increase in average selling price. The higher average selling price was due both to price increases and an improved mix of products sold.

Gross profit of $12,719,000 was $771,000, or 6.5 percent higher, than the same period of last year. Gross margin was 20.2 percent versus 18.8 percent in the same period of last year. Raw material costs for the quarter were approximately $4,700,000, or 23 percent higher than the same quarter of last year. Nevertheless, the Company was able to deliver higher gross margin and higher absolute gross profit due to higher average selling prices and an improved mix of products sold.

In addition to an improved gross margin, ongoing operating expenses were approximately $1,000,000 lower in the current quarter as a result of the restructuring initiated in September 2002. These cost reductions were partially offset by $420,000 in restructuring transition expenses. Transition expenses include duplicative headcount, travel, and relocation expenses specific to the implementation of the restructuring program. Operating profit for the second quarter of fiscal 2003 was $4,605,000 or 42 percent higher compared with operating profit of $3,239,000 for the second quarter of fiscal 2002.

For the three months ended March 31, 2003, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $10,381,000, an increase of 28 percent compared with EBITDA of $8,138,000 for the second quarter of fiscal 2002.

Interest expense of $7,715,000 was $625,000 higher than the second quarter of fiscal 2002. This was primarily due to increased borrowings on our revolving credit facility and less capitalized interest as compared to the same period in the prior year.

Net loss for the second quarter of fiscal 2003 was $3,110,000, or $.24 per share compared with a net loss of $3,851,000, or $.31 per share for the second quarter of fiscal 2002.

SIX MONTHS 2003 RESULTS

Sales for the first six months of fiscal 2003 of $122,211,000 were $3,171,000, or 2.7 percent higher than the comparable period in fiscal 2002. A 1.3 percent decline in volume was more than offset by a 4.1 percent increase in average selling price. The higher average selling price was due both to price increases and an improved mix of products sold.

Gross profit of $24,900,000 was $2,626,000, or 11.8 percent higher than the same period of last year. Gross margin was 20.4 percent versus 18.7 percent in the same period of last year. Raw material costs for the first six months were approximately $7,000,000, or 17 percent higher than the same period of last year. Nevertheless, the Company was able to deliver higher gross margin and higher absolute gross profit due to lower manufacturing costs, higher selling prices, and an improved mix of products sold.

In addition to an improved gross margin, ongoing operating expenses were approximately $1,500,000 lower in the current six months as a result of the restructuring initiated in September 2002. These cost reductions were partially offset by $884,000 in restructuring transition expenses. Transition expenses include duplicative headcount, travel, and relocation expenses specific to the implementation of the restructuring program. Operating profit for the first six months of fiscal 2003 was $8,625,000 or 60 percent higher compared with operating profit of $5,391,000 for the same period of last year.

For the six months ended March 31, 2003, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $20,163,000, an increase of 33 percent compared with EBITDA of $15,170,000 for the same period of the prior year.

Interest expense of $14,994,000 was $1,012,000 higher than the first six months of fiscal 2002. This was primarily due to increased borrowings on our revolving credit facility and less capitalized interest as compared to the same period in the prior year.

Net loss for the first six months of fiscal 2003 was $6,369,000, or $.50 per share, compared with a net loss of $8,591,000, or $.68 per share for the same period of the prior year.

BALANCE SHEET, CASH FLOW AND LIQUIDITY

The Company recently announced that it had completed the syndication of its amended and restated $50,000,000 revolving credit facility. At March 31, 2003 the Company had borrowings outstanding of $10,097,000 in addition to $6,231,000 of letters of credit.

Unused availability under the credit facility was approximately $21,000,000 at March 31, 2003. Net Debt (total debt less cash) at March 31, 2003 was $286,761,000, representing 88 percent of total capitalization.

COMPANY COMMENTS

“Fiscal 2003 continues to be extremely challenging,” commented Amin J. Khoury, Chairman and Chief Executive Officer. We have led three price increases in the past year and recently instituted a $.04 surcharge on all film shipped in an effort to keep up with rapidly escalating raw material costs, which were approximately $7,000,000 higher in the first six months of this year versus the prior year. Raw material costs are continuing to increase and will be significantly higher in the third fiscal quarter. We will carefully control capital expenditures and continuously re-evaluate our cost structure as we progress through the year. Our focus is on executing a successful turnaround in fiscal 2003 and laying the foundation for solid financial returns beginning in fiscal 2004,” concluded Mr. Khoury.

CONFERENCE CALL

As previously announced, the Company will hold a conference call at 10:00 AM Eastern Time on April 29, 2003 to discuss the results. To listen live via the Internet, visit the Investor Relations section of AET’s website at http://www.aetfilms.com. To access the conference call by phone, dial 1-888-423-3280 and reference access code “AET Call”. A taped replay of the conference call will also be available from approximately 12:30 PM Eastern Time on April 29, 2003 until midnight on May 6, 2003. To listen to the replay, dial 1-800-475-6701 from within the U.S. or 320-365-3844 from outside the U.S. and enter access code 682545.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging applications.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.

APPLIED EXTRUSION TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except per share data)

(Unaudited)

	March 31, 2003	September 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,419	$17,558
Accounts receivable	40,500	40,010
Inventory	48,849	32,531
Prepaid expenses	2,936	2,365

Total current assets	93,704	92,464

Property, plant and equipment, net	278,840	276,916
Goodwill	9,874	9,874
Other intangible assets	10,738	11,043
Other assets	15,338	14,765

	$408,494	$405,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,371	$10,701
Accrued interest	7,456	7,428
Accrued expenses and other current liabilities	23,606	33,348
Borrowings under line of credit	10,097

Total current liabilities	58,530	51,477

Long-term debt	278,083	277,876
Long-term liabilities	34,437	36,948

Stockholders’ equity:
Preferred stock	—	—
Common stock	130	130
Additional paid-in-capital	103,250	103,250
Accumulated deficit	(63,158)	(56,789)
Accumulated comprehensive loss	(525)	(5,577)

	39,697	41,014
	(2,253)	(2,253)

Treasury stock	37,444	38,761

Total stockholders’ equity	$408,494	$405,062

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002 As Restated
Sales	$62,850	$63,563
Cost of sales	50,131	51,615

Gross profit	12,719	11,948
Operating expenses:
Selling, general and administrative	6,090	7,042
Research and development	2,024	1,667

	8,114	8,709

Operating profit	4,605	3,239

Non operating expenses:
Interest expense, net	7,715	7,090

Net loss	$(3,110)	$(3,851)

Loss per common share	$(0.24)	$(0.31)

Average common shares outstanding	12,718	12,423

EBITDA (Operating Profit Reconciliation)
Operating profit	$4,605	$3,239
Depreciation and Amortization	6,153	5,224
Less amortization included in interest expense	(469)	(335)
Other	92	10

EBITDA	$10,381	$8,138

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Income

(In thousands, except per share data)

(Unaudited)

	Six Months Ended
	March 31, 2003	March 31, 2002 As Restated
Sales	$122,211	$119,040
Cost of sales	97,311	96,766

Gross Profit	24,900	22,274

Operating expenses:
Selling, general and administrative	12,310	13,717
Research and development	3,965	3,166

	16,275	16,883

Operating Profit	8,625	5,391

Non operating expenses:
Interest expense, net	14,994	13,982

Net loss	$(6,369)	$(8,591)

Loss per common share	$(0.50)	$(0.68)

Average common shares outstanding	12,697	12,660

EBITDA (Operating Profit Reconciliation)
Operating profit	$8,625	$5,391
Depreciation and Amortization	12,343	10,464
Less amortization included in interest expense	(898)	(695)
Other	92	10

EBITDA	$20,163	$15,170

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Cash Flows

(In thousands, except per share data)

(Unaudited)

	March 31, 2003	March 31, 2002
OPERATING ACTIVITIES:
Net loss	$(6,369)	$(8,591)
Adjustments to reconcile net loss to net cash from operating activities:
Provision for doubtful accounts	300	300
Depreciation and amortization	12,343	10,464
Amortization of sale-leaseback gains	(2,475)	(2,248)
Stock issued for retirement plans, share incentive plan and other compensation	—	425
Changes in assets and liabilities:
Accounts receivable	(418)	(2,623)
Inventory	(15,994)	(580)
Prepaid expenses and other current assets	(1,732)	(2,198)
Accounts payable and accrued expenses	(2,483)	(2,708)
Other	(382)	4,038

Net cash from operating activities	(17,210)	(3,721)

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(9,569)	(14,230)
Proceeds from sale of property, plant and equipment	1,220	350
Repurchase of leased assets	—	(17,156)
Collection of receivable from sale of division	—	23,212
Proceeds from sale-leaseback transactions	—	18,225

Net cash from investing activities	(8,349)	10,401

FINANCING ACTIVITIES:
Borrowings under line of credit agreement, net	10,097	—
Debt Issuance costs	(673)	—
Proceeds from issuance of stock, net	—	696

Net cash from financing activities	9,424	696

Effect of exchange rate changes on cash	(4)	(4)

Increase in cash and cash equivalents, net	(16,139)	7,372
Cash and cash equivalents, beginning	17,558	22,176

Cash and cash equivalents, ending	$1,419	$29,548

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest during the period for:
Interest, including capitalized interest	$15,078	$16,271
Income taxes	—	—